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Exhibit 10.25

TRANSITION AND RELEASE AGREEMENT

        This Transition and Release Agreement is entered into as of April 25, 2002 by and among Cutter and Buck, Inc., a Washington corporation ("Cutter & Buck" or the "Company"), Harvey N. Jones ("Jones") and, solely for the purposes of Sections 6 and 9, Nancy Iannucci ("Iannucci").

RECITALS

        WHEREAS, the Board of Directors of Cutter & Buck, Inc. (the "Board") has accepted Jones' resignation as Chairman and Chief Executive Officer of Cutter & Buck and as a member of the Board with both resignations effective as of April 18, 2002;

        AND WHEREAS, the Company wishes to recognize Jones' history of service to Cutter & Buck, to continue certain employment relationships with Jones, to ensure a smooth and amicable transition of his prior duties and responsibilities, and to obtain a release of all claims from him;

        AND WHEREAS, Jones wishes to obtain from Cutter & Buck benefits to which he would otherwise not be entitled by entering into this Agreement;

        NOW, THEREFORE, in consideration of the above recitals and the mutual promises of the parties as set forth below, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

        1.    Employment Status.    Jones hereby acknowledges that he has resigned all offices and duties as Chairman and Chief Executive Officer of the Company and has also resigned his position as a member of the Board. Jones has been and will continue to be employed by Cutter & Buck in accordance with and subject to the terms hereof. During the Term (as defined below), Jones will have the non-officer title of "Founder and Brand Strategist." Jones' duties during the Term will be as set forth in this Agreement, and Jones will continue to cooperate with the Board by: (a) providing information as and when reasonably requested by the Board or by the interim or any successor Chief Executive Officer of the Company, and (b) assisting in the transition of his former duties to the interim or any successor Chief Executive Officer.

        2.    Nature of Duties.    During the Term, Jones will, as and when requested by the Board or by the Chief Executive Officer of the Company (including any Interim Chief Executive Officer of the Company) or its, his or her designee, perform duties generally as follows:

    a.
    Attending trade shows;

    b.
    Meeting with major customers;

    c.
    Reviewing and advising on product lines;

    d.
    Presenting ideas for new business strategies and new customers;

    e.
    Participating in branding strategies; and

    f.
    Performing such other tasks and completing other assignments as so designated.

During the Term, Jones shall perform his obligations hereunder faithfully and to the best of his ability, under the direction of the Board and the interim or any successor Chief Executive Officer, and shall abide by all reasonable rules, customs and usages from time to time established by the Company. Cutter & Buck shall reimburse Jones for all reasonable and customary expenses incurred by him in performing his duties, including but not limited to travel expenses.

        3.    Compensation.    During the Term, Jones shall be paid a salary of One Hundred Forty Eight Thousand Dollars ($148,000) per year, in accordance with Cutter & Buck's normal payroll practices.

Jones shall also be provided the usual and customary benefits normally made available to Cutter & Buck employees on the same terms and conditions as other employees. In addition, Jones shall be paid a cash bonus of $39,000 on or before April 30, 2002. Upon completion of the Term, Jones shall be entitled to the same COBRA rights as any other separating employee.

        4.    Acknowledgment of Stock Option and Grant Rights.    Jones hereby acknowledges that, except as set forth in Exhibit A, he has no other options or rights to purchase or acquire Cutter & Buck stock. Effective as of the date of this Agreement, Jones hereby cancels and relinquishes half of each of the following previously granted stock options (total 50,000 shares) with respect to the last two vesting years of such options:

a.	50,000 share option granted April 21, 2001	12,500 shares—Vesting Date 4/21/04 12,500 shares—Vesting Date 4/21/05
b.	50,000 share option granted May 10, 2001	12,500 shares—Vesting Date 5/10/04 12,500 shares—Vesting Date 5/10/05

        5.    Term.

          a.    The "Term" shall commence on the Effective Date of this Agreement (as defined below) and shall continue through May 11, 2003; provided, however, that if Jones' engagement by Cutter & Buck is earlier terminated as provided below, the Term shall end on the date of such earlier termination.

          b.    The Term may be earlier terminated by Cutter & Buck: (i) upon the death of Jones; (ii) in the event that, because of any physical or mental disability, Jones is unable, with or without reasonable accommodation to perform, and does not perform for a continuous period of ninety (90) days, his duties hereunder; or (iii) for Cause (as defined in Section 5.c below). A termination of the Term pursuant to Section 5.b(i) shall become effective upon the death of Jones; a termination of the Term pursuant to Section 5.b(ii) shall become effective ten (10) days after delivery to Jones of written notice specifying such termination; a termination of the Term pursuant to Section 5.b(iii) which allows for a cure period shall become effective upon expiration of the period of cure and if no cure period is so provided ten (10) days after delivery to Jones of written notice specifying such termination. A termination of the Term shall not affect any parties' continuing obligations provided herein.

          c.    For the purposes of this Section 5, "Cause" shall mean any of the following: (i) Jones' material failure, neglect, or refusal to perform his duties, responsibilities or obligations hereunder which failure, neglect or refusal has not been cured within fifteen (15) days' after written notice regarding any such failure, neglect or refusal including, without limitation, Jones' breach of any noncompetition, nonsolicitation, nondisparagement, intellectual property or confidentiality obligations to Cutter & Buck; (ii) the willful misappropriation of funds or property of Cutter & Buck; (iii) excessive use of alcohol or drugs which interferes with Jones' performance of his obligations under this Agreement, continuing after at least fifteen (15) days' prior written notice; (iv) conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation; (v) the commission by Jones of any willful or intentional act in disregard of the interests of Cutter & Buck which could reasonably be expected to materially injure the reputation, business or business relationships of Cutter & Buck, provided, however, that a good faith mistake in the normal course of business shall not be considered "Cause" under this subsection (v); or (vi) any other breach of this Agreement which has not been cured within fifteen (15) days after written notice.

        6.    Stock Voting and Management Support Provisions.

          a.    During the Term and through December 31, 2003, Jones and Iannucci agree that they shall take such action as may be required so that, in any election of directors of Cutter & Buck, all shares of Cutter & Buck stock held, directly or indirectly, by either of them are voted for nominees of the Board and in support of any stock option or benefit plan recommended by the Board.

          b.    Jones and Iannucci further agree that they will not at any time solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934 (the "Exchange Act")) in opposition to the recommendation of the majority of directors of Cutter & Buck with respect to any matter.

          c.    Jones and Iannucci further agree that they will not at any time join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Voting Securities, or otherwise become a "person" within the meaning of Section 13(d)(3) of the Exchange Act.

          d.    Nothing in this Section 6 shall preclude Jones and Iannucci from selling, pledging or encumbering any shares of Cutter & Buck Stock which are not subject to the provisions of the Stock Pledge Agreement. The Company agrees to authorize transfers of shares of Cutter & Buck Common Stock held by Jones and Iannucci made in compliance with applicable laws, and agrees to cause any restrictive legends to be removed from those shares at such time as permitted by federal and state securities laws.

        7.    Loan.    Contemporaneous with the execution hereof, Jones is executing two promissory notes in the forms of Exhibits B and C hereto and a Stock Pledge Agreement in the form of Exhibit D hereto to document the terms of an outstanding loan from the Company to Jones. Subject to compliance with the terms hereof, including any applicable cure periods set forth in Section 5(c), and to his compliance, in all material respects, to the terms of the two promissory notes, Cutter & Buck hereby agrees to cancel and forgive the $80,000 of indebtedness together with all accrued and unpaid interest represented by the promissory note in the form of Exhibit B hereto on May 11, 2003. Upon cancellation and forgiveness, the $80,000 promissory note, in the form of Exhibit B hereto, shall be voided and returned to Jones.

        8.    Payment of Jones' Legal Fees.    Cutter & Buck will pay all of the reasonable costs and attorneys' fees incurred by Jones in connection with negotiating and documenting this Agreement.

        9.    Release of Claims.

          a.    In exchange for the continued employment relationship under this Agreement and other consideration set forth herein, and except for the obligations assumed by Cutter & Buck herein, Jones and Iannucci, individually and on behalf of their marital community, (collectively herein "Jones") release and forever discharge Cutter & Buck, its successors and assigns, along with all of its directors, trustees, officers, shareholders, employees, corporate affiliates, attorneys or agents from any and all claims, demands or causes of action of any nature whatsoever, whether known or unknown, arising from or in any way connected with Harvey Jones' status as an officer, Board member, shareholder, founder, employee or other relationship with the Company, whether based in tort, contract, or any federal, state or local law, statute or regulation. The parties represent and warrant that no promise or inducement has been offered except as set forth in this Agreement; that this Agreement is executed without reliance upon any statement or representation by either party to the other regarding the nature and extent of any liability of one to the other. JONES SPECIFICALLY UNDERSTANDS THAT BY EXECUTING THIS AGREEMENT, THEY ARE GIVING UP ANY AND ALL RIGHTS AND CLAIMS THEY MAY HAVE AGAINST CUTTER & BUCK WITH RESPECT TO EVENTS OCCURRING ON OR BEFORE THE

  EXECUTION OF THIS AGREEMENT, INCLUDING UNKNOWN CLAIMS. Jones specifically understands that he is not entitled to any other compensation, benefit or payment from Cutter & Buck other than that expressly set forth in this Agreement. Jones acknowledge that they have had an opportunity to consult with counsel prior to signing this Agreement and that they signed this Agreement only after full reflection and analysis. Specifically included in this release, but not by way of limitation, is any claim for wrongful discharge, breach of contract, defamation, mental distress, or employment discrimination, including but not limited to claims arising under the Age Discrimination in Employment Act ("ADEA"), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family Medical Leave Act or the Washington Law Against Discrimination, based on age, gender, disability or any other protected category, as well as any claims under the Employee Retirement Income Security Act. Jones warrants and agrees that he has not and will not file any claim for damages, lawsuit or any other action against the Company, Board of Directors, its members or any Cutter & Buck officer or employee with respect to the foregoing, and that he has not assigned any such claim or cause of action to any other person. Notwithstanding the foregoing, Jones hereby reserves and retains: (i) any and all rights afforded to Jones under this Agreement or any Exhibit hereto, (ii) any and all rights under the options and restricted stock awards shown on Exhibit A hereto, and (iii) any and all rights of indemnification with respect to his prior position as an officer, director or employee of Cutter & Buck, including any such right under the Company's Articles, Bylaws or any insurance policy with respect thereto.

          b.    In exchange for the Jones' release, and except for the obligations assumed by Jones herein, Cutter & Buck, its successors and assigns, along with all of its directors, officers, corporate parents, subsidiaries and affiliates (collectively "Cutter & Buck") releases and forever discharges Jones from any and all claims or cause of action of any nature whatsoever, whether known or unknown, arising from or in any way connected with Jones' employment with Cutter & Buck whether based in tort, contract, or any federal, state or local law, statute or regulation, arising through the date of this Agreement.

        10.    ADEA Release.    Jones acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA. Jones also acknowledges that the consideration given for his waiver and release of claims, specifically including without limitation this Agreement, is in addition to anything of value to which he was already entitled. Jones further acknowledges that he has been advised by this writing, as required by the ADEA, that: (a) his waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) he should consult with an attorney prior to executing this Agreement; (c) he has twenty-one (21) days to consider this Agreement (but by his signature below, Jones acknowledges that he has chosen to voluntarily execute this Agreement earlier and to waive such period of consideration); (d) he has seven (7) days following the execution of this Agreement to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by Jones ("Effective Date"). Nothing in this Agreement prevents or precludes Jones from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

        11.    Disclaimer of Liability.    In obtaining the Releases set forth above, neither party is admitting any liability to the other and expressly disclaims any such liability.

        12.    Noncompetition and Nonsolicitation.

          a.    Jones agrees that both during the Term and through May 11, 2003, Jones will not in any capacity, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with, or in any manner connected with, lend his name or any similar name to, lend his credit to, render services or advice to, or assist others to engage in or own a material interest in any business or activity that is, or is preparing to be, in competition with Cutter & Buck, its subsidiaries or licensees with respect to any product or any service sold or provided by Cutter & Buck directly or through a subsidiary or a licensee of the Cutter & Buck brand in any geographical area in which such product or service is sold or is actively engaged in.

          b.    Jones further agrees that both during the Term of this Agreement and through May 11, 2003, except as contemplated by this Agreement, he will not directly or indirectly solicit, accept business from or attempt to entice away from Cutter & Buck or its subsidiaries any actual or identified potential customer of Cutter & Buck or its subsidiaries, nor will he assist others in doing so. Notwithstanding the foregoing, Jones may call on actual or identified customers of Cutter & Buck or its subsidiaries so long as he does not violate the provisions of Section 12 or Section 13 of this Agreement. Jones further agrees that during the Term of this Agreement and through May 11, 2003, he will not induce or attempt to induce any customer, supplier, licensee, shareholder, investor, or business relation of Cutter & Buck to sever or diminish its relationship with the Company, or refrain from doing business with the Company, its subsidiaries, or its licensees or in any way interfere with the relationship between Cutter & Buck and any customer, supplier, licensee, shareholder, investor or business relation of Cutter & Buck.

          c.    Jones further agrees that during the Term of this Agreement and through May 11, 2004 (a period of 12 months following the stated initial Term), he will not, directly or indirectly, for himself or any other person or entity: (i) induce or attempt to induce any employee, consultant, independent sales representative or independent contractor of Cutter & Buck to leave the employ of or terminate his, her or its contract with Cutter & Buck; (ii) in any way interfere with the relationship between Cutter & Buck and any employee, consultant, independent sales representative or independent contractor of Cutter & Buck; or (iii) employ, or otherwise engage as an employee, consultant, independent sales representative or independent contractor, or otherwise, any employee, consultant, independent sales representative or independent contractor of Cutter & Buck or its subsidiaries. Notwithstanding the foregoing, Jones may engage independent sales representatives and independent contractors by their addition of product lines associated with Jones as long as such addition would not violate (i) or (ii) above and Jones is not and would not otherwise be in breach of this Section 12.

          d.    Jones acknowledges that the covenants in this Section 12 are necessary and reasonable to protect Cutter & Buck in the conduct of its business and that compliance with such covenants will not prevent him from pursuing his livelihood. However, should any court find that any provision of such covenants is unreasonable, invalid or unenforceable, whether in period of time, geographical area, or otherwise, then in that event the parties hereby agree that such covenants shall be interpreted and enforced to the maximum extent which the court deems reasonable.

        13.    Trade Secrets and Confidential Information.

          a.    Jones represents that he has kept and that both during and after the Term of this Agreement he will continue to keep confidential and not disclose or use confidential information related to Cutter & Buck's customers, personnel, designs, pricing, sourcing, manufacturing and distribution policies, methods of doing of business, sales volume information, business prospects or plans, and any other proprietary information which is not otherwise available to the general public, including but not limited to information covered under the Uniform Trade Secrets Act, RCW 19.108 et seq. except in furtherance of the interests of Cutter & Buck.

          b.    Jones acknowledges that Cutter & Buck's business and future success depend upon the preservation of the trade secrets and other confidential information of Cutter & Buck, its subsidiaries and their suppliers and customers (the "Secrets"). The Secrets may include, without limitation, existing and to-be-developed or acquired product designs, new product plans or ideas, market surveys, the identities of past, present or potential customers, business and financial information, pricing methods or data, terms of contracts with present or past customers, proposals or bids, marketing plans, personnel information, procedural and technical manuals and practices, servicing routines, and parts and supplier lists proprietary to Cutter & Buck, its subsidiaries or their customers or suppliers, and any other sorts of items or information of Cutter & Buck or its subsidiaries or their customers or suppliers which are not generally known to the public at large. Jones agrees to protect and to preserve as confidential during and after the Term all of the Secrets at any time known to Jones or in his possession or control (whether wholly or partially developed by Jones or provided to Jones, and whether embodied in a tangible medium or merely remembered).

          c.    Jones shall neither use nor allow any other person to use any of the Secrets in any way, except for the benefit of Cutter & Buck and as directed by Jones' supervisor. All material containing or disclosing any portion of the Secrets shall be and remain the property of Cutter & Buck, shall not be removed from Cutter & Buck's premises without specific consent from an officer of Cutter & Buck, and shall be returned to Cutter & Buck upon the termination of Jones' employment or at the earlier request of the Board of Directors or Chief Executive Officer. At such time, Jones shall also assemble all materials in his possession or control that contain any of the Secrets, and promptly deliver such items to Cutter & Buck.

        14.    Intellectual Properties.

          a.    All ownership, copyright, patent, trade secrecy and other rights in all works, designs, inventions, ideas, manuals, improvements, discoveries, processes, customer lists or other properties (the "Intellectual Properties") made or conceived by Jones during the Term of and in connection with his current or former employment with Cutter & Buck shall be the rights and property solely of Cutter & Buck, whether developed independently by Jones or jointly with others, and whether or not developed or conceived during regular working hours or at Cutter & Buck's facilities, and whether or not Cutter & Buck uses, registers, or markets the same.

          b.    In accordance with Cutter & Buck's policy and Washington law, Section 14.a above does not apply to, and Jones has no obligation to assign to Cutter & Buck, any invention for which no Cutter & Buck trade secrets and no equipment, supplies, or facilities of Cutter & Buck were used and which was developed entirely on Jones' own time, unless: (i) the invention relates directly to the business of Cutter & Buck, (ii) the invention relates to actual or demonstrably anticipated research or development work of Cutter & Buck, or (iii) the invention results from any work performed by Jones for Cutter & Buck.

        15.    Authority and Non-Infringement.    Jones warrants that to the best of his knowledge any and all items, technology, and Intellectual Properties of any nature developed or provided by Jones under this Agreement and in any way for or related to Cutter & Buck will be original to Jones and will not, as provided to Cutter & Buck or when used and exploited by Cutter & Buck and its contractors and customers and its and their successors and assigns, infringe in any respect on the rights or property of Jones or any third party. Jones will not, without the prior written approval of Cutter & Buck, use any equipment, supplies, facilities, or proprietary information of any other party. Jones warrants that Jones is fully authorized to enter into employment with Cutter & Buck and to perform under this Agreement, without conflicting with any of Jones' other commitments, agreements, understandings or duties, whether to prior employers or otherwise. Jones will indemnify Cutter & Buck for all losses, claims, and expenses (including reasonable attorneys' fees) arising from any claims brought against Cutter & Buck as a result of any breach of by him of this Section 15.

        16.    Nondisparagement.    Jones agrees not to make any statements that are defamatory in nature or in any way disparaging of Cutter & Buck, its officers, directors, employees or agents. Cutter & Buck agrees not to make any statements that are defamatory in nature or in any way disparaging of Jones.

        17.    Remedies.    The harm to Cutter & Buck from any breach of Jones' obligations under this Agreement may be wholly or partially irreparable, and Jones agrees that such obligations may be enforced by injunctive relief and other appropriate remedies, as well as by damages. If any bond from Cutter & Buck is required in connection with such enforcement, the parties agree that such bond shall be set at an amount no greater than $5,000. The remedies available to Jones and Cutter & Buck hereunder are cumulative and not alternative.

        18.    Notices.    All notices and other communications called for or required by this Agreement shall be in writing and shall be addressed to the parties at their respective addresses stated below or to such other address as a party may subsequently specify by written notice and shall be deemed to have been received (i) upon delivery in person, (ii) five days after mailing it by U.S. certified or registered mail, return receipt requested and postage prepaid, or (iii) two days after depositing it with a commercial overnight carrier which provides written verification of delivery:

To Jones:	Harvey N. Jones 1415 East Roy Street Seattle, Washington 98112
With a copy to:	Robert Sulkin McNaul Ebel Nawrot Helgren & Vance, P.L.L.C. One Union Square, 27th Floor 600 University Street Seattle, WA 98101-3143
To Cutter & Buck:	2701 First Avenue Seattle, Washington 98121 Attention: Chairman
With a copy to:	Michael M. Morgan Lane Powell Spears Lubersky LLP 1420 Fifth Avenue, Suite 4100 Seattle, WA 98101

        19.    Assignment.    Jones' rights and duties hereunder are personal to Jones and are not assignable to others, but Jones' obligations hereunder will bind his heirs, successors, and assigns. Cutter & Buck may assign its rights under this Agreement in connection with any merger or consolidation of Cutter & Buck or any sale of all or any portion of Cutter & Buck's assets (including, without limitation, any division or product line), provided that any such successor or assignee expressly assumes in writing Cutter & Buck's obligations under this Agreement.

        20.    Governing Law.    This Agreement will be governed by the local laws of the State of Washington without regard to its conflicts of laws rules to the contrary. The parties hereby consent to the exclusive jurisdiction and venue of the state and federal courts residing in King County, Washington for all matters and actions arising under this Agreement.

        21.    Attorneys' Fees.    The prevailing party in any action or proceeding with respect to this Agreement shall be entitled to reasonable attorneys' fees and costs incurred in connection with any such action or proceeding.

        22.    Further Assurances.    Subject to the terms hereof, the parties shall use their best efforts and shall cooperate fully with each other to carry out the provisions of this Agreement. From time to time at the request of a party, without further consideration, the other party shall execute such documents and take such action as may reasonably be requested in order to facilitate the transition of Jones' prior duties or to carry out the provisions of this Agreement.

        23.    Entire Agreement.    This Agreement may not be changed orally but only by an agreement in writing agreed to by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement, including all exhibits hereto, contains the entire agreements of the parties relating to the subject matter hereof and supercedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have no agreement, representations, or warranties relating to the subject matter of the Agreement which are not set forth herein.

        24.    Validity.    If for any reason any provision hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions hereof shall not be affected thereby.

        25.    Waiver of Breach; Specific Performance.    The waiver by the Company or Jones of a breach of any provision of this Agreement by the other party shall not operate, or be construed, as a waiver of any other breach by such other party. Each of the parties to this Agreement will be entitled to enforce his or its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in his or its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in his or its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

        26.    Captions.    The section headings in this Agreement are intended solely for conveninece of reference and shall be given no effect in the construction or interpretation of this Agreement.

        27.    Counterparts.    This Agreement may be signed in counterparts, each such counterpart being as fully effective as if a single original had been signed. A facsimile signature shall be binding on the party so signing, but the original signature shall be forwarded within three working days.

        28.    Removal of Guaranty.    The Company agrees to remove Jones' as guarantor, indemnitor or the like from any and all obligations incurred on behalf of the Company prior to the date of this Agreement.

CUTTER & BUCK, INC.
By
	Its:	Harvey N. Jones, individually and on
behalf of his marital community
Nancy Iannucci, solely for the purposes of Sections 6 and 9

EXHIBIT A

HARVEY N. JONES—Options Summary as of April 22, 2002*

Grant Date	Options Granted	Exercise Price	Amount Exercisable as of 4/22/02
9/16/99	31,500	13.75	15,750
7/1/94	69,379	1.44	30,000
3/12/96	45,000	7.17	22,500
6/11/97	23,688	10.00	17,766
9/26/97	11,250	13.67	8,437
9/26/97	10,062	13.67	7,546
6/2/98	22,500	13.79	11,250
8/31/98	9,000	14.09	6,750
4/23/01	50,000	5.00	0
5/10/01	50,000	5.78	0

HARVEY N. JONES—Restricted Shares Summary as of April 22, 2002*

Granted	Full Vest Date
4,891	August 5, 2000 (Held by Company as security for payment of tax)
4,132	August 13, 2001 (Held by Company as security for payment of tax)
5,793	June 30, 2002 (1,449 unvested, 4,344 held by Company as security for payment of tax)
12,801	June 30, 2002 (3,201 unvested, 9,600 held by Company as security for payment of tax)
28,000	November 2, 2002 (14,000 to vest on May 2, 2002)

55,623

*
This Exhibit A fairly and accurately reflects the status of options and grants to the best of the parties' knowledge. The parties agree to conform this Exhibit A to correct any inaccuracies or scrivener's errors. This exhibit is illustrative only and shall not in any manner diminish Jones' rights or entitlement to options or shares.

A-1

EXHIBIT B

PROMISSORY NOTE

$80,000	Seattle, Washington April 25, 2002

The undersigned, Harvey N. Jones ("Maker"), promises to pay to Cutter & Buck, Inc. or order (collectively, "Holder"), the principal sum of Eighty Thousand Dollars ($80,000), in lawful money of the United States of America, all as hereinafter provided and upon the following agreements, terms and conditions.

        Interest Rate.    The entire principal balance of this Note shall bear interest at a rate equivalent to Prime rate as that rate may be published from time to time by the Wall Street Journal (4.75% as of the date of this Note) plus three percent (3%) per annum. The interest rate shall be adjusted in accordance with such periodic movements in the Prime rate as shall occur during the term of this Note.

        Maturity.    The entire principal balance of this Note and all accrued interest shall be due and payable on or before May 11, 2003 or such earlier date as Maker's employment with Cutter & Buck, Inc. shall be terminated for Cause as that term is defined in the Transition and Release Agreement between Maker and Cutter & Buck, Inc. dated April 25, 2002. The entire principal balance of this Note may be prepaid at any time without penalty.

        Place of Payment.    All payments pursuant to this Note shall be made to Holder at 2701 First Avenue, Suite 500, Seattle, Washington 98121, or such other address as Holder may hereafter designate from time to time.

        Default; Default Interest.    If Maker fails to pay this Note in strict accordance with its terms, or if Maker otherwise defaults under this Note, this Note shall bear interest from the date of default by Maker until the default is fully cured at a default interest rate ("Default Rate") equal to the Prime rate plus eight percent (8%) per annum. Notwithstanding the foregoing, if Maker defaults as described in this paragraph, at the option of Holder, this entire Note shall become immediately due and payable. After acceleration, this Note shall bear interest at the Default Rate. Notwithstanding the provisions of this paragraph, Holder shall retain the right to waive any term of this Note or any isolated event of default, which waiver shall not be deemed to apply to any subsequent default under the terms of this Note.

        Security.    This Note and the amounts due hereunder are secured by a Stock Pledge Agreement of even date herewith (the "Pledge Agreement"), executed and delivered by Maker to Holder. Maker agrees to perform and comply with all of the agreements, terms and conditions of the Pledge Agreement.

        Applicable Law.    This Note shall be construed in accordance with and governed by the laws of the State of Washington.

        Successors and Assigns.    This Note shall inure to the benefit of Holder and any successor or assignee of Holder, provided, however, that this Note shall be non-negotiable unless otherwise consented to in writing by Maker, except in connection with any sale, transfer or assignment of a majority of the assets or stock of Holder (regardless of the form of such transaction) to an entity which assumes Holder's obligations under that certain Transition and Release Agreement between Holder and Maker dated as of April 25, 2002 (the "Agreement"). This Note shall be binding upon Maker and Maker's successors, assignees, personal representatives and heirs.

        Costs and Expenses.    Maker shall pay all costs and expenses which Holder may incur in connection with this Note because of Maker's default, including, without limitation, the following costs:

B-1

(a) reasonable attorneys' fees for legal services incurred by Holder in connection with any default by Maker relating to any determination of any rights or remedies of Holder; and (b) reasonable attorneys' fees for any actions, proceedings, reviews or appeals therefrom which Holder may institute or in which Holder may appear or participate.

        Cancellation.    This Note is subject to cancellation in accordance with Section 7 of the Agreement.

        Liability.    Maker hereby waives demand, presentment for payment, notice of intention to accelerate the maturity, protest and notice of protest and nonpayment. Maker hereby further agrees that none of the following events (with or without notice) shall diminish, impair or otherwise affect his liability with respect to this Note: (a) any modification or extension of the terms of this Note; or (b) any release of any party liable pursuant to this Note.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

Harvey N. Jones, Maker

B-2

EXHIBIT C

PROMISSORY NOTE

$165,222.73	Seattle, Washington April 25, 2002

The undersigned, Harvey N. Jones ("Maker"), promises to pay to Cutter & Buck Inc. or order (collectively, "Holder"), the principal sum of One Hundred Sixty-five Thousand Two Hundred Twenty-two and 73/100 Dollars ($165,222.73), in lawful money of the United States of America, all as hereinafter provided and upon the following agreements, terms and conditions.

        Interest Rate.    The entire principal balance of this Note shall bear interest at a rate equivalent to the Prime rate as that rate may be published from time to time by the Wall Street Journal (4.75% as of the date of this Note) plus three percent (3%) per annum. The interest rate shall be adjusted in accordance with such periodic movements in the Prime rate as shall occur during the term of this Note.

        Maturity.    The entire principal balance of this Note and all accrued but unpaid interest shall be due and payable on or before October 31, 2005 or such earlier date as Maker's employment with Cutter & Buck, Inc. shall be terminated for Cause as that term is defined in the Transition and Release Agreement between Maker and Cutter & Buck, Inc. dated April 25, 2002. The entire principal balance of this Note may be prepaid at any time without penalty.

        Quarterly Payments.    Subject to any payment changes resulting from a change in the Prime rate, Maker will make payments under this Note in accordance with the following schedule: All accrued interest hereunder shall be due and payable on October 31, 2002, and all additional accrued interest hereunder (approximately Three Thousand Two Hundred and no/100 Dollars ($3,200.00) at the current interest rate) shall then be payable quarterly thereafter on each subsequent January 31, April 30, July 31 and October 31 until October 31, 2005, at which time the entire principal balance together with all accrued and unpaid interest shall be due in full.

        Place of Payment.    All payments pursuant to this Note shall be made to Holder at 2701 First Avenue, Suite 500, Seattle, Washington 98121, or such other address as Holder may hereafter designate from time to time.

        Default; Default Interest.    If Maker fails to pay this Note in strict accordance with its terms, or if Maker otherwise defaults under this Note, this Note shall bear interest from the date of default by Maker until the default is fully cured at a default interest rate ("Default Rate") equal to the Prime rate plus eight percent (8%) per annum. Notwithstanding the foregoing, if Maker defaults as described in this paragraph, at the option of Holder, this entire Note shall become immediately due and payable. After acceleration, this Note shall bear interest at the Default Rate. Notwithstanding the provisions of this paragraph, Holder shall retain the right to waive any term of this Note or any isolated event of default, which waiver shall not be deemed to apply to any subsequent default under the terms of this Note.

        Security.    This Note and the amounts due hereunder are secured by a Stock Pledge Agreement of even date herewith (the "Pledge Agreement"), executed and delivered by Maker to Holder. Maker agrees to perform and comply with all of the agreements, terms and conditions of the Pledge Agreement.

        Applicable Law.    This Note shall be construed in accordance with and governed by the laws of the State of Washington.

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        Successors and Assigns.    This Note shall inure to the benefit of Holder and any successor or assignee of Holder. This Note shall be binding upon Maker and Maker's successors, assignees, personal representatives and heirs.

        Costs and Expenses.    Maker shall pay all costs and expenses which Holder may incur in connection with this Note because of Maker's default, including, without limitation, the following costs: (a) reasonable attorneys' fees for legal services incurred by Holder in connection with any default by Maker relating to any determination of any rights or remedies of Holder; and (b) reasonable attorneys' fees for any actions, proceedings, reviews or appeals therefrom which Holder may institute or in which Holder may appear or participate.

        Liability.    Maker hereby waives demand, presentment for payment, notice of intention to accelerate the maturity, protest and notice of protest and nonpayment. Maker hereby further agrees that none of the following events (with or without notice) shall diminish, impair or otherwise affect his liability with respect to this Note: (a) any modification or extension of the terms of this Note; or (b) any release of any party liable pursuant to this Note.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

Harvey N. Jones, Maker

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EXHIBIT D

STOCK PLEDGE AGREEMENT

        This Stock Pledge Agreement (the "Agreement") is dated April 25, 2002 and is between Harvey N. Jones ("Pledgor") and Cutter & Buck, Inc. ("Secured Party").

RECITALS

        A.    During the course of Pledgor's employment with Secured Party, Pledgor received grants of restricted shares of Common Stock (collectively the "Share Grant"), in the amount of Thirty-two Thousand Six Hundred Fifty (32,650) shares. These shares will vest as follows: Fourteen Thousand (14,000) shares on May 2, 2002; Four Thousand Six Hundred Fifty (4,650) shares on June 30, 2002 (pursuant to two distinct grants); and Fourteen Thousand (14,000) shares on November 2, 2002.

        B.    At the time of execution of this Agreement, Secured Party accepted two promissory notes dated April 25, 2002, one having a principal balance of One Hundred Sixty-five Thousand Two Hundred Twenty-two and 73/100 Dollars ($165,222.73) and the other having a principal balance of Eighty Thousand and no/100 Dollars ($80,000.00) (collectively, the "Notes") from Pledgor. To induce Secured Party to accept the Notes, Pledgor agrees to pledge the shares to be received upon vesting of the Share Grant to Secured Party as security for payment.

AGREEMENT

        Therefore, the parties agree as follows:

        1.    Pledgor hereby pledges and assigns to Secured Party all shares of Common Stock to be issued upon vesting of the Share Grant (the "Shares"). Pledgor agrees that the Shares shall be retained by Secured Party upon issuance. Upon execution of this Pledge Agreement, Pledgor will execute in blank and deliver to Secured Party Assignments Separate from Certificate in the forms attached hereto as Exhibit A, Exhibit B, Exhibit C and Exhibit D.

        2.    Secured Party agrees to hold the Shares as security for full payment and performance when due of all Pledgor's obligations under the Notes ("Obligations").

        3.    Pledgor covenants that, until all Obligations have been satisfied in full or released, Pledgor will not sell, convey or otherwise dispose of any of the Shares or any interest therein or create, incur or permit to exist any pledge, mortgage, lien, charge, encumbrance or any other security interest in or with respect to any of the Shares or their proceeds, other than as created by this Pledge Agreement.

        4.    So long as Pledgor is not in default on any Obligation, Pledgor will have the right to exercise all voting rights and receive any dividends or other sums paid with respect to the Shares.

        5.    In the event of merger, consolidation, reorganization, dissolution or liquidation of the Secured Party, or if any redemption, reclassification, readjustment or other change is made or declared in the capital structure of the Secured Party or the Shares, Secured Party agrees to retain in lieu of the Shares such other securities or physical assets as are issued or paid in exchange for the Shares. That substitute collateral will be held by Secured Party under the terms of this Pledge Agreement in the same manner as the original Shares (and will hereinafter be included in the term "Shares").

        6.    For the purpose of assisting Pledgor with tax planning, Pledgor shall have the right to pledge additional shares of Cutter & Buck Common Stock to Secured Party in exchange for the release of that same number of shares from this Pledge Agreement.

        7.    In the event of any default under the Notes, Secured Party may foreclose or otherwise enforce Secured Party's security interest in the Shares in any manner permitted by law. Pledgor agrees that ten days from the time notice is given, by mail or otherwise, is a reasonable period of notification of a sale or other disposition of the Shares. At any private or public sale, Secured Party may purchase any part of the Shares, free of any right of redemption on the part of Pledgor, whether by canceling any or all of the Obligations of Pledgor to the Secured Party, or otherwise.

        8.    No delay or omission to exercise any right, remedy or power will impair the same or be construed to be a waiver of any default under the Notes, or any acquiescence therein, nor will any such delay or omission affect Secured Party's right to the Shares.

        9.    Upon release or satisfaction of Pledgor's Obligations, Secured Party will endorse and transfer to Pledgor all of the Shares (or substitute collateral, as the case may be) and all rights received by Secured Party, if any, as a result of the pledge.

        10.  Any notice or communication under this Pledge Agreement will be effective only if in writing and delivered in person, by overnight courier service, facsimile transmission, or mailed by registered or certified mail return receipt requested postage prepaid to the addressee's address below or to any other address the addressee may have notified the sender beforehand referring to this Pledge Agreement. All notices and communications will be deemed given when delivered in person or overnight courier service, three days after mailing if mailed, or when sent by facsimile transmission if confirmation is received.

        11.  This Pledge Agreement is binding upon the parties, their heirs, personal representatives, successors and assigns, and may not be modified except in writing signed by all parties. No consent or waiver, express or implied, by Secured Party will be deemed to be a consent or waiver to any other breach or default of the same or any other provision of this Pledge Agreement. This Pledge Agreement shall be governed by, and enforced in accordance with, the laws of the State of Washington.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PLEDGOR:	SECURED PARTY: Cutter & Buck, Inc.
Harvey N. Jones 1415 E. Roy Street Seattle, Washington 98112	Fran Conley, CEO 2701 First Avenue Seattle, Washington 98121

EXHIBIT A

ASSIGNMENT SEPARATE FROM CERTIFICATE
(COMMON STOCK)

        For value received, the undersigned hereby sells, assigns and transfers unto                        the undersigned's rights and interests in those shares of Common Stock of Cutter & Buck, Inc. (the "Company") to be vested and acquired on May 2, 2002 pursuant to that certain Restricted Stock Award Number 292 dated April 21, 2001, and does hereby irrevocably constitute and appoint any officer of the Company as his attorney to transfer the same on the books of the Company with full power of substitution in the premises. This Assignment Separate from Certificate is executed in accordance with that certain Stock Pledge Agreement dated April 25, 2002 (the "Agreement"), and is subject to termination in accordance with Section 9 of the Agreement.

        Dated this 25th day of April 2002.

Harvey N. Jones

EXHIBIT B

ASSIGNMENT SEPARATE FROM CERTIFICATE
(COMMON STOCK)

        For value received, the undersigned hereby sells, assigns and transfers unto                        the undersigned's rights and interests in those shares of Common Stock of Cutter & Buck, Inc. (the "Company") to be vested and acquired on June 30, 2002 pursuant to that certain Restricted Stock Award Number 307 dated June 30, 2000, and does hereby irrevocably constitute and appoint any officer of the Company as his attorney to transfer the same on the books of the Company with full power of substitution in the premises. This Assignment Separate from Certificate is executed in accordance with that certain Stock Pledge Agreement dated April 25, 2002 (the "Agreement"), and is subject to termination in accordance with Section 9 of the Agreement.

        Dated this 25th day of April 2002.

Harvey N. Jones

EXHIBIT C

ASSIGNMENT SEPARATE FROM CERTIFICATE
(COMMON STOCK)

        For value received, the undersigned hereby sells, assigns and transfers unto                        the undersigned's rights and interests in those shares of Common Stock of Cutter & Buck, Inc. (the "Company") to be vested and acquired on June 30, 2002 pursuant to that certain Restricted Stock Award Number 314 dated June 30, 2000, and does hereby irrevocably constitute and appoint any officer of the Company as his attorney to transfer the same on the books of the Company with full power of substitution in the premises. This Assignment Separate from Certificate is executed in accordance with that certain Stock Pledge Agreement dated April 25, 2002 (the "Agreement"), and is subject to termination in accordance with Section 9 of the Agreement.

        Dated this 25th day of April 2002.

Harvey N. Jones

EXHIBIT D

ASSIGNMENT SEPARATE FROM CERTIFICATE
(COMMON STOCK)

        For value received, the undersigned hereby sells, assigns and transfers unto                        the undersigned's rights and interests in those shares of Common Stock of Cutter & Buck, Inc. (the "Company") to be vested and acquired on November 2, 2002 pursuant to that certain Restricted Stock Award Number 292 dated April 21, 2001, and does hereby irrevocably constitute and appoint any officer of the Company as his attorney to transfer the same on the books of the Company with full power of substitution in the premises. This Assignment Separate from Certificate is executed in accordance with that certain Stock Pledge Agreement dated April 25, 2002 (the "Agreement"), and is subject to termination in accordance with Section 9 of the Agreement.

        Dated this 25th day of April 2002.

Harvey N. Jones

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  Exhibit 10.25